Exhibit 5.1

March 16, 2007

AMIS Holdings, Inc.

2300 Buckskin Road

Pocatello, ID 83201

Re:	Registration Statement on Form S-3 with respect to 19,550,000 shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to AMIS Holdings, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 19,550,000 shares of its common stock, $.01 par value per share (the “Shares”), which may be sold by the selling stockholders named in the prospectus included in the Registration Statement (the “Selling Stockholders”). We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Perkins Coie LLP
Perkins Coie LLP